EXHIBIT 23(b)





                      CONSENT OF INDEPENDENT AUDITORS








We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 1999, in Post-Effective Amendment No. 3 to the Registration Statement (Form S-1 No. 333-13609) and the related Prospectus of Keyport Life Insurance Company.

We also consent to the incorporation by reference therein of our report dated January 28, 1998 with respect to the financial statement schedules of Keyport Life Insurance Company for the years ended December 31, 1998, 1997 and 1996 included in Post-Effective Amendment No. 3 to the Registration Statement (Form S-1 No. 333-1783) filed with the Securities and Exchange Commission.






Boston, Massachusetts                                /s/Ernst & Young LLP
April 13, 1999